FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
August 2, 2017

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation) 400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	72-1440714 (I.R.S. Employer Identification No.) 70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 2.02 Results of Operations and Financial Condition
On August 2, 2017, PetroQuest Energy, Inc. (the "Company") announced a loss for the quarter ended June 30, 2017 of $3,385,000, or $0.16 per share, compared to second quarter 2016 loss of $24,143,000, or $1.38 per share. For the first six months of 2017, the Company reported a loss of $8,303,000, or $0.39 per share, compared to a loss of $63,280,000, or $3.67 per share, for the 2016 period. The losses during the quarter and six months ended June 30, 2016 included non-cash ceiling test write-downs of $12,782,000 and $31,639,000, respectively.
Net cash flow provided by (used in) operating activities totaled $281,000 and $124,000 during the second quarters of 2017 and 2016, respectively. Discretionary cash flow for the second quarter of 2017 was $11,384,000, as compared to $(991,000) for the comparable 2016 period. Net cash flow provided by (used in) operating activities totaled $13,694,000 and $(26,066,000) during the first six months of 2017 and 2016, respectively. For the first six months of 2017, discretionary cash flow was $20,590,000, as compared to $(3,201,000) for the first six months of 2016. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the second quarter of 2017 was 6.3 Bcfe, compared to 6.0 Bcfe for the comparable period of 2016. For the first six months of 2017, production was 11.5 Bcfe, compared to 13.6 Bcfe for the comparable period of 2016. The reduction in production volumes for the first six months of 2017 compared to the first six months of 2016 was primarily due to the Company's East Hoss field divestiture in Oklahoma in April 2016 as well as normal production declines at its Gulf Coast fields.
Stated on an Mcfe basis, unit prices including the effects of hedges for the second quarter of 2017 were $3.83 per Mcfe, as compared to $2.64 per Mcfe in the second quarter of 2016. For the first six months of 2017, unit prices including the effects of hedges, were $3.90 per Mcfe, as compared to $2.43 per Mcfe for the first six months of 2016.
Oil and gas sales during the second quarter of 2017 were $24,251,000, as compared to $15,824,000 in the second quarter of 2016. For the first six months of 2017, oil and gas sales were $45,023,000 as compared to oil and gas sales of $33,144,000 for the first six months of 2016.
Lease operating expenses (“LOE”) for the second quarter of 2017 increased to $7,113,000, as compared to $6,864,000 in the second quarter of 2016. LOE per Mcfe was $1.12 for the second quarter of 2017, as compared to $1.14 in the second quarter of 2016. Lease operating expenses for the first six months of 2017 decreased to $14,189,000, as compared to $15,041,000 in the first six months of 2016. For the first six months of 2017, lease operating expenses were $1.23 per Mcfe compared to $1.10 per Mcfe in the first six months of 2016.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the second quarter of 2017 was $1.07 per Mcfe, as compared to $1.17 per Mcfe in the second quarter of 2016. For the first six months of 2017, DD&A on oil and gas properties was $1.10 per Mcfe compared to $1.24 per Mcfe for the comparable period of 2016. The decrease in the per unit DD&A rate during the 2017 periods is primarily the result of ceiling test write-downs during 2016 as well as the success of our East Texas drilling program.
Interest expense for the second quarter of 2017 increased to $7,147,000, as compared to $6,503,000 in the second quarter of 2016. During the three month period ended June 30, 2017, capitalized interest totaled $403,000, as compared to $247,000 during the 2016 period. For the first six months of 2017, interest expense was $14,405,000, compared to $14,760,000 for the comparable period of 2016. During the six month period ended June 30, 2017, capitalized interest totaled $708,000, as compared to $555,000 during the 2016 period. Capitalized interest was higher during the 2017 periods as a result of an increase in unevaluated properties.
General and administrative expenses during the quarter and six months ended June 30, 2017 totaled $4,314,000 and $7,467,000, respectively, as compared to $3,871,000 and $12,470,000 during the comparable 2016 periods. Capitalized general and administrative expenses during the quarter and six months ended June 30, 2017 totaled $2,010,000 and $3,344,000, respectively, as compared to expenses of $1,634,000 and $3,188,000, respectively, during the comparable 2016 periods. The decrease in general and administrative expenses during the first six months of 2017 as compared to the comparable period in 2016 is primarily due to $4,808,000 of costs related to the Company's debt exchange in February 2016.

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and six month periods ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Production:
Oil (Bbls)	147,723	114,319	280,401	254,308
Gas (Mcf)	4,357,390	4,272,820	7,882,356	9,820,297
Ngl (Mcfe)	1,080,100	1,045,858	1,984,306	2,292,490
Total Production (Mcfe)	6,323,828	6,004,592	11,549,068	13,638,635
Avg. Daily Production (MMcfe/d)	69.5	66.0	63.8	75.4
Sales:
Total oil sales	$7,299,518	$4,936,757	$14,170,927	$9,295,501
Total gas sales	13,750,945	8,853,527	24,413,287	19,571,735
Total ngl sales	3,200,165	2,034,342	6,438,711	4,277,104
Total oil and gas sales	$24,250,628	$15,824,626	$45,022,925	$33,144,340
Average sales prices:
Oil (per Bbl)	$49.41	$43.18	$50.54	$36.55
Gas (per Mcf)	3.16	2.07	3.10	1.99
Ngl (per Mcfe)	2.96	1.95	3.24	1.87
Per Mcfe	3.83	2.64	3.90	2.43

The above sales and average sales prices include increases to revenues related to the settlement of gas hedges of $108,000 and $1,155,000 for the three months ended June 30, 2017 and 2016, respectively.  The above sales and average sales prices include increases (decreases) to revenues related to the settlement of gas hedges of ($214,000) and $2,187,000 for the six months ended June 30, 2017 and 2016, respectively.

A portion of the Company's production remains impacted by shut-ins associated with ongoing third party pipeline repairs in the Gulf of Mexico. The Company estimates that approximately 6 MMcfe/d of net production is currently shut-in as well as untested production from a recently recompleted Ship Shoal 72 well. The exact timing of the production restoration is uncertain at this time. The following provides guidance for the third quarter of 2017 and assumes shut-in production will not be restored during the third quarter of 2017. The Company's previous production guidance of 85-90 MMcfe/d assumed production would be restored August 1, 2017:

Guidance for
Description	3rd Quarter 2017

Production volumes (MMcfe/d)	80 - 84

Percent Gas	71%
Percent Oil	12%
Percent NGL	17%

Expenses:
Lease operating expenses (per Mcfe)	$1.10 - $1.20
Production taxes (per Mcfe)	$0.12 - $0.17
Depreciation, depletion and amortization (per Mcfe)	$1.10 - $1.20
General and administrative (in millions)*	$3.5 - $4.0
Interest expense (in millions)**	$7.3 - $7.5

* Includes non-cash stock compensation estimate of approximately $0.3 million
** Includes non-cash interest expense of approximately $6.0 million

Operations Update
The Company recently commenced completion operations on a two well pad (PQ #26 & #27 - average WI: 76%) in the northern area of its Cotton Valley joint venture acreage.  These two wells have an average lateral length of approximately 6,600 feet and are being completed utilizing higher proppant concentrations (average ~1,150 lbs/lateral foot) similar to the Company's recent record PQ#25 well (IP-24 hour gross rate - 18.3 MMcfe/d).  In addition, the Company is nearing total depth on its PQ #28 well (WI: 75%), a 5,000 foot lateral, and expects to commence completion operations in approximately 4-5 weeks.

NYSE Update
In connection with regaining compliance with the New York Stock Exchange’s (NYSE) continued listing standards, on July 27, 2017 the Company submitted a required business plan to the NYSE.  Assuming the NYSE accepts the plan, the Company will be subject to quarterly monitoring for compliance with the business plan and the Company's common stock will continue to trade on the NYSE, subject to the Company's compliance with other NYSE continued listing requirements.

Management’s Comment
“Our second quarter results build upon the growth profile initiated with the restart of our Cotton Valley drilling program in late 2016. Since the fourth quarter of 2016, revenues are up 50%, discretionary cash flow is up over 200% and production is up 38%. Each of these metrics indicates the progress made through the first half of the year towards our goal of reducing our relative leverage through organic production and cash flow growth,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. "This scale of financial and operational inflection in such a short time frame is only possible with high quality assets. Our most recent Cotton Valley pad, with a cumulative IP-24 hour gross daily rate of over 38 MMcfe at an all in cost of approximately $14 million, reinforces the asset quality we are developing to achieve our goals."

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; more than 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$19,772	$28,312
Revenue receivable	9,605	10,294
Joint interest billing receivable	5,268	7,632
Derivative asset	966	—
Other current assets	3,612	2,353
Total current assets	39,223	48,591
Oil and gas properties:
Oil and gas properties, full cost method	1,344,653	1,323,333
Unevaluated oil and gas properties	14,867	9,015
Accumulated depreciation, depletion and amortization	(1,258,254)	(1,243,286)
Oil and gas properties, net	101,266	89,062
Other property and equipment	9,336	10,951
Accumulated depreciation of other property and equipment	(8,654)	(10,109)
Total property and equipment	101,948	89,904
Other assets	7,402	6,365
Total assets	$148,573	$144,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$28,725	$25,265
Advances from co-owners	4,545	2,330
Oil and gas revenue payable	18,692	22,146
Accrued interest	1,851	2,047
Asset retirement obligation	2,759	4,160
Derivative liability	457	3,947
10% Senior Unsecured Notes due 2017	—	22,568
Other accrued liabilities	1,051	3,938
Total current liabilities	58,080	86,401
Multi-draw Term Loan	27,605	7,249
10% Senior Secured Notes due 2021	15,008	15,228
10% Senior Secured PIK Notes due 2021	259,816	248,600
Asset retirement obligation	33,759	32,450
Other long-term liabilities	7,742	6,027
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 21,219 and 21,197 shares, respectively	21	21
Paid-in capital	305,232	304,341
Accumulated other comprehensive income (loss)	320	(4,750)
Accumulated deficit	(559,011)	(550,708)
Total stockholders’ equity	(253,437)	(251,095)
Total liabilities and stockholders’ equity	$148,573	$144,860

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues:
Oil and gas sales	$24,251	$15,824	$45,023	$33,144

Expenses:
Lease operating expenses	7,113	6,864	14,189	15,041
Production taxes	570	(48)	878	290
Depreciation, depletion and amortization	6,841	7,193	12,958	17,331
Ceiling test write-down	—	12,782	—	31,639
General and administrative	4,314	3,871	7,467	12,470
Accretion of asset retirement obligation	553	618	1,100	1,226
Interest expense	7,147	6,503	14,405	14,760
	26,538	37,783	50,997	92,757

Other income (expense)	(2)	(424)	52	(327)
Loss from operations	(2,289)	(22,383)	(5,922)	(59,940)
Income tax (benefit) expense	(189)	475	(189)	561
Net loss	(2,100)	(22,858)	(5,733)	(60,501)
Preferred stock dividend	1,285	1,285	2,570	2,779
Loss available to common stockholders	$(3,385)	$(24,143)	$(8,303)	$(63,280)
Loss per common share:
Basic
Net loss per share	$(0.16)	$(1.38)	$(0.39)	$(3.67)
Diluted
Net loss per share	$(0.16)	$(1.38)	$(0.39)	$(3.67)
Weighted average number of common shares:
Basic	21,215	17,539	21,212	17,248
Diluted	21,215	17,539	21,212	17,248

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Six Months Ended	Six Months Ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net loss	$(5,733)	$(60,501)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred tax (benefit) expense	(189)	561
Depreciation, depletion and amortization	12,958	17,331
Ceiling test writedown	—	31,639
Accretion of asset retirement obligation	1,100	1,226
Share-based compensation expense	825	925
Amortization costs and other	450	810
Non-cash interest expense on PIK Notes	11,179	—
Payments to settle asset retirement obligations	(1,357)	(2,515)
Costs incurred to issue 2021 Notes	—	4,808
Changes in working capital accounts:
Revenue receivable	689	24
Joint interest billing receivable	2,239	30,814
Accounts payable and accrued liabilities	(8,368)	(31,260)
Advances from co-owners	2,215	(15,541)
Other	(2,314)	(4,387)
Net cash provided by (used in) operating activities	13,694	(26,066)
Cash flows (used in) provided by investing activities:
Investment in oil and gas properties	(21,661)	(18,166)
Investment in other property and equipment	(37)	(28)
Sale of oil and gas properties	2,207	24,909
Net cash (used in) provided by investing activities	(19,491)	6,715
Cash flows used in financing activities:
Net proceeds from share based compensation	32	52
Deferred financing costs	(125)	(100)
Payment of preferred stock dividend	—	(1,284)
Redemption of 2017 Notes	(22,650)	(53,626)
Costs incurred to issue 2021 Notes	—	(4,808)
Proceeds from borrowings	20,000	—
Net cash used in financing activities	(2,743)	(59,766)
Net decrease in cash and cash equivalents	(8,540)	(79,117)
Cash and cash equivalents, beginning of period	28,312	148,013
Cash and cash equivalents, end of period	$19,772	$68,896
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$3,743	$16,783
Income taxes	$—	$—

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(2,100)	$(22,858)	$(5,733)	$(60,501)
Reconciling items:
Deferred tax expense (benefit)	(189)	475	(189)	561
Depreciation, depletion and amortization	6,841	7,193	12,958	17,331
Ceiling test writedown	—	12,782	—	31,639
Accretion of asset retirement obligation	553	618	1,100	1,226
Non-cash share based compensation expense	400	483	825	925
Non-cash PIK Interest	5,667	—	11,179	—
Amortization costs and other	212	248	450	810
Costs incurred to issue 2021 Notes	—	68	—	4,808
Discretionary cash flow	11,384	(991)	20,590	(3,201)
Changes in working capital accounts	(10,148)	3,166	(5,539)	(20,350)
Settlement of asset retirement obligations	(955)	(2,051)	(1,357)	(2,515)
Net cash flow provided by (used in) operating activities	$281	$124	$13,694	$(26,066)

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 2, 2017
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer